UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 14, 2019
Date of Report (Date of Earliest Event Reported)

Sun BioPharma, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-55242	87-0543922
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Vista Blvd #305 Waconia, Minnesota	55387
(Address of Principal Executive Offices)	(Zip Code)

(952) 479-1196
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.)

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01.	Entry into a Material Definitive Agreement.

In closings on December 31, 2018 and January 14, 2019, Sun BioPharma, Inc. (the “Company”) entered into additional Securities Purchase Agreements (together with the previously announced Securities Purchase Agreement dated December 21, 2018, the “Purchase Agreements”) with certain investors (the “Investors”) and issued approximately $659,000 original principal amount of unsecured convertible promissory notes (the “Notes”) and warrants to purchase up to 376,360 shares of common stock (the “Warrants”). The Company expects to use the net proceeds from the issuance of the additional Notes and Warrants for working capital and general corporate purposes.

As previously announced, amounts borrowed under the Notes are scheduled to mature on June 30, 2019 and will bear an interest rate of 10.0% per annum. All amounts due under the Notes will automatically convert into shares of common stock of the Company based on an initial conversion price of $3.50 per share upon maturity or, if earlier, date the Company receives gross proceeds of at least $6 million from the sale of equity securities (excluding proceeds received in connection with the Purchase Agreements). Upon the occurrence of certain events of default, the Notes require the Company to repay the unpaid principal amount of the Notes and any unpaid accrued interest. The Warrants are exercisable for a period of five years from the date of issuance at an exercise price of $4.50. The conversion price of the Notes and the exercise price of the Warrants are each subject to adjustments prior to conversion or exercise (i) upon customary events affecting all outstanding shares of Common Stock and (ii) upon with the issuance by the Company of convertible or derivative equity-based instruments with a lower conversion or exercise price, on or before June 30, 2019.

Pursuant to the Purchase Agreements, the Company has agreed to prepare and file a registration statement with the Securities and Exchange Commission (“SEC”) upon request by the holders of at least 75% of the then outstanding Registrable Securities prior to the earlier of (a) the date on which all Registrable Securities (as defined in the Purchase Agreement) may be sold without registration and without restriction or in accordance with Rule 144 in a single transaction and (b) December 21, 2021. The Company has also agreed, among other things, to indemnify the Investors for certain liabilities resulting from any such registration and to pay all fees and expenses incident to the Company’s obligations under the Purchase Agreements.

The foregoing descriptions of the Purchase Agreements, Notes, and Warrants are qualified by reference to the full text of the Form of Purchase Agreement, the Form of Note, and the Form of Warrant, which were filed as Exhibits 10.1, 10.2, and 10.3, respectively, to the Company’s current report on Form 8-K filed December 26, 2018 and are incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure regarding the issuance and terms of conversion or exercise of the Notes and Warrants in Item 1.01 above is incorporated into this Item by reference. Through closings under the Purchase Agreements through January 14, 2019, the Company has received a total of approximately $1.55 million in gross cash proceeds in connection with the sale of Notes and Warrants. As of the date of this report, conversion of the Notes in accordance with their terms would result in the issuance of 438,182 shares of our common stock and exercise of the Warrants would result in the issuance of up to 876,364 shares of common stock for a total exercise price of approximately $3.9 million.

The Notes and Warrants were issued in reliance on an exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) to a limited number of persons who were “accredited investors” or “sophisticated investors,” as those terms are defined in Rule 501 of Regulation D of the SEC, without the use of any general solicitations or advertising to market or otherwise offer the securities for sale.

None of the Notes, Warrants or shares of common stock issued or issuable in the transactions described in this Item 3.02 have been registered under the Securities Act or applicable state securities laws and none may be offered or sold in the United States absent registration under the Securities Act, or an exemption from such registration requirements. Neither this current report on Form 8-K nor any exhibit attached hereto shall constitute an offer to sell or the solicitation of an offer to buy the Notes, Warrants or any other securities of the Company.

Item 9.01     Financial Statement and Exhibits.

(d)     Exhibits

Exhibit No.	Description	Method of Filing
10.1	Form of Securities Purchase Agreement, by and among the Company and Investors (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed December 26, 2018, file no. 000-55242)	Incorporated by Reference
10.2	Form of Convertible Promissory Note (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed December 26, 2018, file no. 000-55242)	Incorporated by Reference
10.3	Form of Common Stock Warrant (incorporated by reference to Exhibit 10.3 to current report on Form 8-K filed December 26, 2018, file no. 000-55242)	Incorporated by Reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN BIOPHARMA, INC.

Date: January 16, 2019	By:	/s/ Susan Horvath
Susan Horvath
Chief Financial Officer